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                                                                           (EX)A

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                          Bryn Mawr Bank Corporation
                             801 Lancaster Avenue
                      Bryn Mawr, Pennsylvania 19010-3396
                                (610) 526-2300


FOR RELEASE                                                IMMEDIATELY


FOR MORE INFORMATION CONTACT:                       Robert L. Stevens, Chairman
                                                                610-526-2300 or
                                                        610-296-5539 (evening):
                                                      Joseph W. Rebi, Treasurer
                                         610-526-2466 or 610-828-7798 (evening)


BRYN MAWR BANK CORPORATION AUTHORIZES CONTINUATION OF STOCK REPURCHASE PROGRAM


BRYN MAWR, PA, March 3, 1999-- The Board of Directors of Bryn Mawr Bank Corporation (NASDAQ: BMTC) has authorized the continuation of the stock repurchase program, initiated in March of 1997 and due to expire on March 31, 1999. Under the continued program, the Corporation's management is authorized to repurchase up to $6,500,000, in aggregate, of the Corporation's common stock, but not more than 5% of the outstanding common stock as of February 28, 1999. The stock repurchase program is scheduled to run from March 1, 1999 to March 31, 2000, but can be discontinued at any time.

According to Robert L. Stevens, Corporation chairman, "The Board of Directors approved the continuation of the stock repurchase program, because it benefits the Corporation and its shareholders by reducing the dilution caused by the implementation of the Corporation's stock option plans."

Stevens continued, "The Corporation repurchased a total of 164,800 shares during the two-year period ending February 28, 1999 at a total cost of $3,829,512.50. This more than offset the dilutive effect of stock options exercised during this period. Cash will continue to be used to fund the program."

As of December 31, 1998, the Corporation had assets of $392 million and 4,303,818 shares of common stock outstanding and is headquartered in Bryn Mawr, PA, along with its principal subsidiary, The Bryn Mawr Trust Company.

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                                   Exhibit A